Exhibit 23.1




Independent Auditors' Consent

The Board of Directors
Harleysville Group Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Harleysville Group Inc. of our reports dated February 14, 2000, relating to the consolidated balance sheets of Harleysville Group Inc. as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and all related schedules, which reports appear in or are incorporated by reference in the December 31, 1999 annual report on Form 10-K of Harleysville Group Inc.


                                 /s/KPMG LLP

Philadelphia, Pennsylvania
May 16, 2000